Exhibit 10.4
May 19, 2006
Personal & Confidential
Katherine J. Turner, Ph.D.
4 Hazelnut Street
Acton, MA 01720
Re: Offer of Employment
Dear Dr. Turner,
I am pleased to offer you a position with NUCRYST Pharmaceuticals Inc., on the following terms and conditions:

Employer:	NUCRYST Pharmaceuticals Inc. (“NUCRYST” or the “Company”)

Position:	Vice President, Research

Reporting To:	Paul J. Schechter, MD, PhD.
Vice President, Drug Development and Regulatory Affairs,
Chief Medical Officer

Start Date:	June 1, 2006 or as mutually agreed

Base Salary:	U.S. $190,000 annum, payable in arrears in equal semi-monthly installments.

Variable Pay:	An annual bonus (prorated for any partial year) based on the Company’s variable pay program, utilizing the following percentages of base salary:

Threshold 20%

Target 30%

Stretch 40%

May 19, 2006

Long Term Incentives:	You will participate in the NUCRYST Pharmaceuticals Corp. 1998 Equity Incentive Plan, as amended, (“Plan”) whereby you will be granted 25,000 stock options, the number and timing of which will be subject to NUCRYST Board approval. Your options will have an exercise price equal to the trading price of NUCRYST shares on the NASDAQ on the day prior to the date upon which Board approval of your options is granted. You will have no rights under the options unless or until you have executed an Option Award Agreement which will be provided to you following the required Board approval.

Confidentiality & Non-Compete:	As a condition of your employment and prior to commencing employment, you will be required to sign the Company’s standard Employee Confidentiality Agreement, in the form attached to this letter, relating to confidentiality of information and assignment of inventions and, in your case, containing a non-compete covenant

Code of	As a condition of your employment, you will be required to sign an Conduct:acknowledgement of The Westaim Corporation’s Corporate Policies relating to the principles of business conduct, prior to commencing employment.

Location:	Wakefield, Massachusetts

Benefits:	NUCRYST will provide you with the opportunity to participate in a comprehensive Company sponsored benefit plan which includes health, dental, life and disability insurance and a 401k plan (refer to the attached document). Your participation in the Company benefit plan will be pursuant to the provisions of the benefit plan, as it may be modified, amended or eliminated from time-to-time.

Vacation:	Four weeks annually, prorated from your start date.
This letter is not to be construed as an agreement, express or implied, to employ you for any stated term; rather, your employment with the Company will be “at-will”, meaning that either you or NUCRYST may terminate your employment at any time and for any reason. Nothing in this offer letter should be construed to be a contract of employment or otherwise alter your at-will employment status.

May 19, 2006

This offer is open for acceptance until 5:00 p.m. (Eastern Standard Time) for five (5) days from the receipt of this letter. Please confirm your acceptance of this offer by signing below and forwarding to my attention.
Dr. Turner, we are very excited at the prospect of you joining NUCRYST and are confident that it will be a great fit for both of us.
Sincerely,
/s/ Paul J. Schechter
Paul J.Schechter, MD, PhD.
Vice President, Drug Development and Regulatory Affairs,
Chief Medical Officer
Accepted this 23 day of May 2006.

/s/Katherine J. Turner
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